Exhibit 21.1

SUBSIDIARIES OF TUMBLEWEED COMMUNICATIONS CORP.

AS OF MARCH 15, 2004

Subsidiary	Date of Incorporation	Country of Incorporation
Tumbleweed Communications, Ltd.	02/23/99	U.K.

Tumbleweed Communications GmbH	05/21/99	Germany

Tumbleweed Communications S.A.	05/25/99	France

Tumbleweed Communications BV	03/23/00	Netherlands

Tumbleweed Communications GmbH—Switzerland	08/08/00	Switzerland

Interface Systems, Inc.	01/15/98	U.S.A.

Valicert, Inc.	02/26/96	U.S.A.

Receipt.com, Inc.	02/24/94	U.S.A

Tumbleweed India Private Limited	12/27/01	India

Tumbleweed Communications EOOD	10/13/03	Bulgaria

Tumbleweed Communications Holding GmbH	8/29/01	Bulgaria